Exhibit 99.4

(Form of Draft Vendor Letter)

(Name
Title
Address)

Dear Vendors:

Today is a big day for Todd Shipyards Corporation, and I am happy to share the news with you.

Vigor Industrial, LLC has made a proposal to acquire all of the shares of Todd Shipyards Corporation. Todd’s Board of Directors has reviewed the Vigor proposal and is recommending to shareholders that they accept this offer.

If sufficient numbers of shares are tendered, then the thousands of shareholders who currently own Todd Shipyards Corporation will transfer their ownership to Vigor, which is a private company and will be the new owner of Todd.  This ownership will include all of Todd’s subsidiaries, including Todd Pacific Shipyards Corporation and Everett Shipyard, Inc.

This sale will bring together the premier shipbuilding and ship repair companies in Washington and Oregon to create the largest and most capable marine services provider in the Pacific Northwest.

All existing contracts and obligations will remain in place, as will our current leadership.

Our stronger and more diversified business will produce long-term advantages for our customers and opportunities for our vendors.  With our existing facilities in Washington, Vigor adds significant shipyard and industrial operations in the Portland area, a ship repair facility in Port Angeles and Tacoma as well as operations in Bremerton and Everett.

Uniting these resources with the capabilities of these two companies will enable us to expand the scope and capacity of our ship repair and new construction operations, and our combined experience will provide a level of capability, quality, efficiency and adaptable skills that will be second to none.

We know you have been a significant contributor to our success and look forward to working with you in the future.

Please contact (_____) if you have any questions.

Sincerely,